Exhibit 10.1

[On Lombard Medical, Inc. letterhead]

Terms and Conditions of Employment

(including particulars of terms of employment

required by the Employment Rights Act 1996)

EMPLOYER:	Lombard Medical Limited, 4 Trident Park, Didcot, Oxon, OX11 7HJ, a subsidiary of Lombard Medical Inc., as a group, hereafter referred to as the “Company”

EMPLOYEE:	Kurt Lemvigh, ADDRESS REDACTED

1	EMPLOYMENT

1.1	With effect from 20 April 2017, you are employed as Chief Executive Officer and you will report to the Board of Directors (or any director or Committee of directors authorised by the Board) (the “Board”).

2	SALARY

2.1	Your salary is £250,000 per annum which is payable monthly on the 26th day of each month, in arrears, subject to the deduction of income tax and national insurance contributions. Funds will be credited direct to your bank (“Salary”).

2.2	You agree that the Company may, both during this agreement and on termination, deduct from the Salary any sum due from you to the Company including but not limited to any outstanding loans, advances, damage or loss to the Company caused by you, excess holiday, bonuses and over payments.

2.3	Your salary will be subject to periodic review and adjustments at the discretion of the Board.

3	BONUS

3.1	You shall be entitled to participate in such bonus scheme as the Company may operate from time to time. The current scheme provides you with the opportunity of earning up to fifty percent (50%) of base salary per calendar year, subject to achievement of milestones mutually agreed with the Board at the beginning of each calendar year. You will not be entitled to payment for any bonus year if you are under notice or no longer employed by the Company at the date of payment. The scheme is discretionary and the Company can withdraw or amend the scheme at any time.

4	SHARE OPTIONS

4.1	Promptly following the Start Date, you will be issued an option to purchase two million (2,000,000) shares of the Common Stock of the Company (the “Option”). The Option will be granted under and subject to the Company’s current Stock Incentive Plan, as amended, and include the following additional terms:

4.1.1	The Option shall have a per share exercise price equal to the NASDAQ quoted price of a share of Common Stock on the date of grant thereof.

4.1.2	The Option will become exercisable and vest over a four (4) year period. Twenty-five percent (25%) of the shares shall be vested and may be exercised immediately. The balance of the remaining shares shall vest monthly over a four-year period.

4.1.3	All unvested Options will accelerate upon a trade sale of substantially all the assets of the Company (“Exit Event”).

4.1.4	The Option will be evidenced by the Company’s standard form of Stock Option Agreement.

5	CAR ALLOWANCE

5.1	You will be entitled to a car allowance of six thousand (£6,000) per annum to be paid in monthly instalments with your Salary. For the purposes of benefits related to salary, such as pension and life assurance, this allowance shall not be taken into account.

5.2	You are required to notify the Company should you receive any driving convictions on your license. Such notifications should be made to the VP HR at the earliest opportunity following their issue. If you are disqualified from driving then the allowance would be withdrawn.

6	DUTIES

You shall during your employment under this agreement:

(a)	perform such duties and exercise such powers as the Board may from time to time reasonably assign to you relating to the business of the Company;

(b)	well and faithfully serve the Company and use the utmost endeavours to promote its interests;

(c)	devote the whole of your time, attention and ability to your duties under this Agreement;

(d)	comply with the rules, procedures and regulations of the Company;

(e)	comply with all reasonable requests, instructions and directions given or made by the Board;

(f)	keep the Board regularly informed of your activities and the activities or the business of the Company as they may reasonably require or in which it may be reasonable to assume they would be interested;

(g)	promptly disclose to the Board any misconduct or breach of duty on your part (or that of any other employee or director or officer of the Company) and any information that comes into your possession which adversely affects the business or interests, or may adversely affect the business or interests, of the Company;

(h)	comply with all relevant laws recommendations and regulations applying to the NASDAQ Stock Exchange and any other regulatory authority applicable to you and all relevant rules, policies and procedures of the Company including without limitation, the Company’s code for dealing in securities; and

(i)	owe a fiduciary duty to the Company by virtue of your senior position.

7	PLACE OF WORK

Your place of employment shall be the Company’s premises at 4 Trident Park, Didcot, Oxfordshire, or any other premises the Company may have, within reasonable proximity to this location. You will be required to travel on the business of the Company both within the UK and overseas.

8	EXPENSES

The Company will reimburse all authorised purchases and expenses claims in line with its current Expenses Policy.

9	HOURS OF WORK

The nature of your position is such that your working time cannot be measured or pre-determined and so your employment falls within regulation 20 of the Working Time Regulations 1998. Accordingly, you are responsible for determining your own hours of work, providing that such hours are consistent with the proper performance of your duties.

10	HOLIDAYS AND HOLIDAY PAY

10.1	The Company’s holiday year runs from 1 January to 31 December. In addition to the usual English bank and public holidays, in each calendar year of employment you are entitled to twenty-five (25) days annual paid holidays. Holiday must be taken at times convenient to the Company. Unused holiday entitlement to a maximum of five (5) days may be carried forward to the next year with prior written permission.

10.2	Where you are employed for part of a calendar year only—either in your first year or on termination of your employment—you will be entitled to paid holiday pro rata to the number of complete days worked by you in the relevant calendar year. The Company uses as the basis for calculating the value of a day’s pay the following formula: current annual salary divided by 260.

10.3	On the termination of your employment, where you have taken more or less than your holiday entitlement as calculated above, an adjustment based on your normal rate of pay will be made in your final pay. This will be either by way of deduction if you have taken more than your entitlement, or by way of an additional payment where you have taken less than your entitlement, calculated on a pro rata basis.

10.4	The Company may require you to use up any accrued but untaken holiday during your notice period; any payment in lieu of accrued holiday will be at the Company’s discretion.

11	INCAPACITY

11.1	If you are prevented by illness accident or other incapacity from properly performing your duties under this Agreement you must report this fact as soon as reasonably practicable to the VP Human Resources and the Chairman of the Board and, if you are so prevented, you must if required by the Company provide appropriate doctor’s certificates in respect of any period of absence in excess of seven (7) consecutive days.

11.2	For Statutory Sick Pay (“SSP”) purposes your normal working days are Monday to Friday.

11.3	If prevented by illness, accident or other incapacity from performing your duties you may be suspended from carrying out those duties for so long as the Company considers such ill health to continue and the Company may appoint a temporary replacement to undertake all or some of your duties.

11.4	If required by the Company you shall, at the expense of the Company, undergo a medical examination by such medical practitioner as the Company nominates. You shall authorise the medical practitioner to disclose to and discuss with Human Resources and the Chairman of the Board the results of the examination. You consent to the Company processing sensitive personal data relating to the results of such examination. You further agree that you will co-operate with the Company’s reasonable requests to permit your own GP or other medical consultant to disclose your medical records, and to discuss your medical prognosis with the Company’s nominated doctor.

12	COMPANY SICK PAY SCHEME

12.1	To qualify for Company Sick Pay (“CSP”) you must follow company procedures on notification and certification of absence.

12.2	If during your employment you are unable to work due to illness or accident, then at the Company’s discretion you may continue to be paid at the following levels:

(a)	Up to three months of sickness absence in any 12 consecutive months—full pay

(b)	Up to three further months of sickness absence in any 12 consecutive months—half pay.

12.3	No guarantee is made that your employment would continue for the periods of time in clause 12.2.

12.4	It is at the Company’s discretion thereafter to continue paying CSP but, if payment of CSP does not continue, your entitlement to SSP is unaffected.

12.5	Your entitlement to CSP and SSP will not exceed your normal full pay. Payments made under CSP will be subject to tax and NI.

13	EMPLOYMENT BENEFITS

13.1	You will be entitled to the employment benefits that the Company has in place. Your participation in any benefit schemes, as referred to below will be subject to the rules from time to time of any such scheme, which may be amended or replaced or discontinued by the Company at any time.

Pension Scheme

13.2	The Company operates a group personal pension plan in which the Company will match your pension contributions up to a maximum of 6% of Salary. The Company’s contributions will be paid in equal monthly instalments in arrears. The Company’s contributions are subject to the rules of the scheme and to any HM Revenue and Customs or other applicable limits from time to time.

Insurance Benefits

13.3	You shall be entitled to participate at the Company’s expense in the Company’s life assurance scheme, the Company’s long term disability insurance scheme and for yourself, your spouse or civil partner and your children up to 21 years (or 25 if in full time education, unmarried and financially dependent on you) in the Company’s private medical insurance scheme.

13.4	Your participation in any such insurance scheme, as referred to above, will be subject to the insurer’s acceptance and the rules from time to time of any such scheme, which may be amended or replaced or discontinued by the Company at any time.

14	TERMINATION

14.1	Your employment may be terminated by the Company on statutory notice. You may terminate this employment upon not less than three (3) months’ prior notice in writing.

14.2	The Company shall be entitled to terminate your employment summarily without notice if you are guilty of serious misconduct or gross negligence

14.3	Termination by the Company without cause shall give rise to a severance payment equal to twelve (12) months of your then prevailing base salary less any payment in lieu of notice. In addition to this, you may, subject to statutory provisions, be entitled to receive a statutory redundancy payment if made redundant. Any severance payment is conditional upon you entering into a Severance Agreement in settlement of all claims you may have connected with your employment (to the extent permitted by law) that is mutually agreeable. For the avoidance of doubt, termination without cause shall not include termination by reason of misconduct or capability.

14.4	In the event of termination of your employment by the Company by reason of a Change in Control shall be treated as a dismissal without cause and the terms of Clause 14.3 (Termination without cause) shall apply. For the sake of clarity, Change in Control shall be defined as

a)	a merger or consolidation of the Company with or into another entity;

b)	the dissolution, liquidation or winding up of the Company; or

c)	the sale of all or substantially all of the Company’s assets,

14.5	The Company may terminate your employment at any time with immediate effect by paying a sum in lieu of all (or any unexpired part) of notice to you. This shall be calculated as a sum that is equal to the Salary that you would have been entitled to receive under this Agreement during the unexpired part of your applicable notice period. If notice has already been given, this will be calculated based on that portion of the notice period that has not been worked out. Any delay by the Company in exercising any right of termination under this Clause does not constitute a waiver of such right.

14.6	If your employment is terminated on notice by either party the Company may require you to cease to perform your duties and not to attend at the Company’s premises during the notice period or any part of the notice period. The Company may require you during part or all of such period to perform part but not all of your normal duties or duties different from your normal duties, including carrying out specific projects or tasks (but not being duties inappropriate to your status). You shall comply with any other reasonable conditions imposed by the Company during such period and shall not contact customers of the Company if so requested by the Company. During this period the Company shall continue to pay your Salary and other benefits to which you have an entitlement under this Agreement, but you shall not be entitled to any bonus payments. During this period you shall remain in employment and shall continue to be bound by all obligations owed to the Company under this Agreement.

15	OBLIGATIONS ON TERMINATION

15.1	On the termination of the your employment however arising or, if earlier, at any time after the start of a period of garden leave under Clause 14.6 or after you give notice to terminate your employment, you will (if so requested by the Company):

(a)	immediately resign from any directorships or other offices (and from any related trusteeships) that you hold without any compensation for loss of office. Should you fail to do so within five days of said request, you hereby irrevocably appoint any director or the secretary of the Company as your lawful attorney, in your name and on your behalf, to sign any documents and do any thing to give effect to such resignations; and

(b)	subject to Clause 15.2, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever information storage media and wherever located) and any other property relating to the affairs or business of or belonging to the Company or any Group Company which is in your possession or under your control;

(c)	irretrievably delete any information relating to the affairs and business of or belonging to the Company or any Group Company stored on any media belonging to you and all matter derived from such sources which is in your possession or under your control outside the premises of the Company or any Group Company;

(d)	immediately deliver to the Company all passwords and encryption codes which you have used in relation to any document produced or processed by you or in respect of any equipment belonging to the Company or any Group Company; and

(e)	provide a signed statement that you have complied fully with your obligations under this Clause 15.1.

15.2	If you are on garden leave under Clause 14.6 you are not required under Clause 15 to return any property provided to you as a contractual benefit until the end of the period of garden leave.

16	CONFIDENTIALITY

16.1	In this Clause 16, “Confidential Information” means:

(a)	any confidential information relating to the Company including, but not limited to, any information and materials pertaining to any of its prospects, proprietary rights, trade secrets, customer lists, trading details, licenses, software, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business, marketing and product development plans, the skills or salaries or terms of compensation of other employees, information about customers, budgets, prices, costs and other information concerning the Company’s actual or anticipated business, technical or financial information, marketing plans, proposals, research or development;

(b)	any other information designated by the Company as confidential; and

(c)	any information in relation to which the Company owes a duty of confidentiality to any third party.

16.2	You may not either during your employment with the Company, or at any time after it has terminated, disclose to any other person or otherwise make use of any Confidential Information. You agree to use your best endeavours to prevent the publication or disclosure of Confidential Information by another person or entity.

17	INVENTIONS

17.1	If in the course of your employment you make or discover, or participate in the making or discovery of, Intellectual Property relating to or capable of being used in the business carried on by the Company, full details of the Intellectual Property shall immediately be communicated to the Company and shall be the sole property of the Company.

17.2	At the request and expense of the Company you shall give and supply all such information, data, drawings and assistance as is requisite to enable the Company to exploit the Intellectual Property to the best advantage. If so requested, you shall, at the Company’s expense but without receiving payment, execute all documents and do all things necessary to vest the title to the invention, design or discovery in the Company.

17.3	If you make or discover or participate in the making or discovery of an Intellectual Property during your employment but which is not the property of the Company, the Company shall, subject only to the provisions of the Patents Act 1977, have the right to acquire for itself or its nominee your rights in the Intellectual Property.

17.4	Rights and obligations under this Clause 17 shall continue in force after termination of this Agreement in respect of Intellectual Property made or discovered during your employment under this Agreement and shall be binding upon your representatives.

17.5	“Intellectual Property” includes patents, trade marks, service marks, designs, utility models, copyrights, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, moral rights, inventions, confidential information, know-how, and rights of a similar nature arising or subsisting anywhere in the world in relation to all of the foregoing, whether registered or unregistered.

18	ACTIVITIES DURING YOUR EMPLOYMENT

18.1	During your employment you shall not be directly or indirectly engaged or interested in any other trade, business or occupation whatsoever without the prior written consent of the Board. Such consent may be given subject to any terms or conditions which the Board requires. Any breach of this section which will be deemed to be a breach of the terms of this Agreement; you must not, during your employment, introduce to any other competing business orders for goods or services with which the Company produces or may reasonable plan to produce.

19	RESTRICTIVE COVENANTS

You agree to be bound by the post termination obligations set out in the Schedule to this Agreement.

20	DISCIPLINARY AND GRIEVANCE PROCEDURE

20.1	The Company has a disciplinary procedure and a grievance procedure both of which are available from HR. These procedures are not incorporated as part of your terms and conditions of employment and, therefore, do not form part of your contract of employment.

20.2	Any disciplinary matters affecting you will be dealt with by the Chairman of the Board, or his nominee. You may appeal against any disciplinary decision in writing to the Board, whose decision is final. The person with whom you should first raise a grievance is the Chairman of the Board. In the event of your being dissatisfied with the outcome of the grievance hearing or a disciplinary hearing which you are requested to attend, then you may lodge an appeal which will be heard by the full Board. Grievances and appeals should be submitted in writing.

21	REGULATORY REQUIREMENTS

21.1	You must comply at all times with the Company’s quality system and pay special regard to ensuring the overall safety of the technology, products and components being developed by the Company.

21.2	You must also ensure that your work and conduct adheres to any Regulatory procedures or requirements that apply to the business.

22	CHANGES TO YOUR TERMS AND CONDITIONS OF EMPLOYMENT

The Company reserves the right to make reasonable changes to any of the terms and conditions of your employment.

23	DATA PROTECTION

23.1	You acknowledge that the Company will collect data about you as part of the application process and during your employment. Such data will only be used by the Company to fulfil its obligations to you as your employer and for other purposes relating to your employment with the Company. This processing may take place in the UK or US, and will principally be for HR, administrative, financial, regulatory or payroll purposes.

23.2	You are responsible for ensuring that personal data about other employees, customers, or persons in whom the Company’s products are or may be implanted, which you may use or access during your employment is kept secure from unauthorised access or disclosure.

23.3	You consent to the transfer and disclosure of personal data regardless of the country of residence of the person to whom the data is to be transferred. Where the disclosure or transfer is to a person resident outside of the European Economic Area, the Company shall take reasonable steps to ensure that the Employee’s rights and freedoms in relation to the processing of the relevant personal data are adequately maintained.

24	USE OF TELECOMMUNICATIONS EQUIPMENT

You acknowledge that the Company may legitimately monitor any communication sent or received by you either in the performance of your duties or by way of the Company’s networks and consent to such monitoring for the following purposes:

(a)	to ensure the proper working of our IT systems;

(b)	to ensure that our employees comply with our practices and procedures;

(c)	to ensure that employees achieve acceptable standards in relation to the performance of their duties;

(d)	to prevent and detect crime; and

(e)	in order to investigate or detect the unauthorised use of the Company’s IT systems.

25	NOTICES

All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out in this Agreement, or to such other addresses as may be notified by the parties for the purpose of this Clause, by personal service, pre-paid registered or recorded delivery post or by facsimile transmission or other electronic means of written communication such as email with confirmation by letter given by the close of business on the next following business day. Any communication to the Company must be marked “For the attention of the VP Human Resources or Company Secretary”.

26	GENERAL

26.1	In this Agreement “the Company” means the parent Company any holding company and/or any subsidiary of the Company or of any such holding Company, from time to time and their successors and assigns. Holding Company means a parent undertaking as defined in section 1162 of the Companies Act 2006. Subsidiary means a subsidiary undertaking as defined in section 1162 of the Companies Act 2006.

26.2	This Agreement shall take effect when signed by both the parties and will from that date replace any previous agreements between the Company and you.

26.3	There are no collective agreements relating to your employment with the Company.

26.4	The construction, validity and performance of this agreement shall be governed by the Laws of England and the parties submit to the exclusive jurisdiction of the English courts.

/s/ Raymond W. Cohen	Date 27 April 2017
Raymond W Cohen
Chairman of the Board of Directors

I understand and agree to the above terms and conditions of my Contract of Employment.

/s/ Kurt Lemvigh	Date 08 June 2017
Kurt Lemvigh

Definitions and Schedule of Post-Termination Obligations

1	Definitions:

“Business” means the business or any part of it carried on by any The Company and any Group Company as at the Termination Date in respect of which you have been concerned or involved to any material extent at any time during the 12 month period immediately prior to the Termination Date.

“Customer” means any person, firm, company or other organisation who, at any time during the twelve months immediately preceding the Termination Date was a customer of or in the habit of dealing with the Company or any Group Company, and with whom you possess Confidential Information about and had personal dealings in the course of your employment or for whom you were responsible on behalf of the Company or any Group Company during that period.

“Key Person” means a person employed as a senior employee, director or engaged as a consultant of a Group Company with whom you worked directly or for whom you had management responsibility in the course of your employment at any time during the 12 month period immediately prior to the Termination Date.

“Material Interest” means:

(a)	the holding of any position as director, officer, employee, consultant, owner, partner, principal or agent;

(c)	the direct or indirect provision of any financial assistance.

“Prospective Customer” means any person, firm, company or other organisation with whom the Company or any Group Company had negotiations or discussions regarding a possible business relationship during the six months immediately preceding the Termination Date and with whom you had material dealings in the course of your employment, or for whom you were responsible for developing the relationship on behalf of the Company or any Group Company during that period.

“Termination Date” means the date on which this Agreement terminates howsoever occurring.

2	You agree that you will not (other than on behalf of the Company) without the prior written consent of the Company (such consent to be withheld only in so far as may be reasonably necessary to protect the legitimate interests of the Group) directly or indirectly, and on your own behalf or on behalf of, or in conjunction with, any firm, company or person:

(a)	during the period of 9 months from the Termination Date hold a Material Interest in a business the same as or in competition with the Business in the UK.

(b)	during the period of 12 months from the Termination Date:

(i) solicit or endeavour to entice away from the Company or any Group Company the business or custom of any person, firm or company who was a Customer of the Company or any Group Company for the purpose of obtaining business, orders or custom, or providing goods or services, in competition with the Business; or

(ii) solicit or endeavour to entice away from the Company or any Group Company the business or custom of any person, firm or company who was a Prospective Customer of the Company or any Group Company for the purpose of obtaining business, orders or custom, or providing goods or services, in competition with the Business; or

(iii) in relation to a business the same as or in competition with the Business perform or provide any services or supply any goods or otherwise have any business dealings with any person, firm or company who was a Customer of the Company or any Group Company;

(iv) in relation to a business the same as or in competition with the Business perform or provide any services or supply any goods or otherwise have any business dealings with any person, firm or company who was a Prospective Customer of the Company or any Group Company;

(v) in relation to a business the same as or in competition with the Business, offer to employ or engage or otherwise solicit or endeavour to entice away from the Company or any Group Company any Key Person;

(c)	at any time:

(i)	represent yourself as being connected with the Company or any Group Company as director, officer, employee, consultant, owner, partner, principal or agent, shareholder or in any other capacity other than as a former employee, or use any registered names or trading names associated with the Company or any Group Company; or

(ii)	do or say anything likely or calculated to lead any person firm or company to withdraw from or cease to continue offering to a Group Company any rights of purchase, sale, import, distribution or agency then enjoyed by it.

3	The periods for which the restrictions in paragraph 2 apply shall be reduced by any period that you spend on garden leave (in accordance with Clause 14.6 of your Teams and Conditions of Employment) immediately before the Termination Date.

4	None of the restrictions in paragraph 2 will prevent you from:

(a)	holding an investment by way of shares or other securities of not more than 3% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

(b)	being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent in the 12 months before the Termination Date.

5	You agree that:

(a)	each of the sub-paragraphs contained in paragraph 2 above constitutes an entirely separate, severable and independent covenant and restriction on you;

(b)	with reference to the nature of your employment and the potential time required to recruit and train a replacement, the duration, extent and application of each of the restrictions contained in paragraph 2 is no greater than is necessary for the protection of the goodwill and trade connections of the Business; and

(c)	if a restriction on you contained in paragraph 2 is found void but would be valid if some part of it were deleted, the restriction shall apply with such deletion as may be necessary to make it valid and effective.

6	If you receive an offer to be involved in a business concern as a director, officer, employee, consultant, owner, partner, principal or agent, shareholder or in any other capacity during your employment, or before the expiry of the last of the covenants in paragraph 2, you will give the person making the offer a copy of this Schedule and shall tell the Company the identity of that person as soon as possible after accepting the offer.

7	If your employment is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in paragraph 2, protecting the Confidential Information, trade secrets and business connections of the New Employer.

8	You will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this Schedule (or such of those restrictions as may be appropriate) in relation to that Group Company.